Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES PRELIMINARY RESULTS
FOR THE THIRD QUARTER OF FISCAL YEAR 2024

Spokane Valley, WA— April 25, 2024 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its preliminary results for the three months ended March 30, 2024.

For the third quarter of fiscal 2024, Key Tronic expects to report revenue of approximately $140 million, in line with revenue expectations, and a net loss of approximately ($0.18) to ($0.23) per share, which is below expectations.

The lower than expected earnings are primarily a result of severance costs of approximately $3.7 million, or $0.27 per diluted share, as the Company reduced its workforce by over 450 employees in Mexico. Moreover, the severance costs were incurred late in the third quarter, which limited the previously planned payroll expense reductions anticipated in the third quarter. The workforce reduction reflects softening demand for a number of different programs with high labor content and is expected to save more than $10 million annually.

Key Tronic expects production levels from Mexico-based facilities to recover in coming quarters due to recently won programs. The Company does not anticipate needing to increase its net headcount in coming periods, which would reflect significant improvements to operating efficiencies.

During the third quarter of fiscal 2024, Key Tronic’s facilities in Mississippi and Arkansas were also offline for approximately two weeks due to severe winter weather events, resulting in unanticipated lost production capacity incurring a loss of contribution margin of approximately $1 million or $0.07 per diluted share. The Company also continued to be adversely impacted by the strengthening of the Mexican Peso by approximately 5% , increasing expenses by approximately $1.5 million or $0.11 per diluted share.

At the same time, Key Tronic continued to win significant new programs and reduce inventories to be more in line with current revenue levels.

For the fourth quarter of fiscal 2024, the Company expects to report revenue in the range of $135 million to $145 million and earnings in the range of $0.00 to $0.10 per diluted share.
The revenue and earnings estimates for the third and fourth quarters of fiscal 2024, and the finalization of financial results for the third quarter of 2024, are subject to completion of the Company’s quarterly close and review procedures which are still ongoing. The Company plans to report its complete results and host its earnings conference call for the third quarter of fiscal 2024 on May 7, 2024. Details for the conference call have been announced in a separate press release.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Forward-Looking Statements

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to those including such words as aims, anticipates, believes, continues, estimates, expects, hopes, intends, plans, predicts, projects, targets, will, or would, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to financial conditions and results, including revenue and earnings, cost savings from workforce reduction, demand for certain products and the effectiveness of some of our programs, business from customers and programs, and impacts from operational streamlining and efficiencies. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the future of the global economic environment and its impact on our customers and suppliers; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; the risk of legal proceedings or governmental investigations relating to the subject of the internal investigation by the Company’s Audit Committee and related or other unrelated matters; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such trade negotiations and other risks; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings
2